Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE August 13, 2012

Teleflex to Acquire Global Laryngeal Mask Leader

Signs Definitive Agreement to Acquire Assets of LMA International N.V.

Limerick, Pa. — Teleflex Incorporated (NYSE:TFX), a leading global provider of medical devices for critical care and surgery, today announced it signed a definitive agreement to acquire substantially all of the assets of LMA International N.V. (“LMA”) for SGD 343.5 million in cash, which at current exchange rates translates into approximately $276 million. LMA is a global market leader in laryngeal masks with a portfolio of innovative products used extensively in anesthesia and emergency care. The proposed acquisition will expand Teleflex’s anesthesia franchise, and will bring to the Company a leading worldwide position in laryngeal masks. LMA reported revenue of $123.9 million in its latest fiscal year ended December 31, 2011.

Incorporated in Curaçao in 1998, LMA is listed on the Mainboard of the Singapore Exchange. LMA has offices in Jersey, Channel Islands and Singapore, wholly-owned manufacturing facilities in Utah, USA and Malaysia and subsidiaries with direct selling functions in the USA, Canada, Australia, New Zealand, Germany, Italy and Singapore.

The Board of Directors of both Teleflex and LMA have approved the proposed transaction, which is subject to LMA shareholder approval, regulatory approvals and other customary closing conditions.

In separate transactions, the Company today also announced it signed definitive agreements with the shareholders of Intavent Direct Limited (“IDL”) and affiliates to acquire the LMA branded laryngeal mask supraglottic airway business and certain other products in the United Kingdom, Ireland and Channel Islands. The business reported revenue of $8.2 million in its latest fiscal year ended December 31, 2011.

Collectively, the transactions are expected to be accretive to Teleflex’s adjusted earnings per share by approximately $0.03 to $0.04 in fiscal year 2012, and $0.35 to $0.40 in fiscal year 2013, excluding non-recurring purchase accounting items and other acquisition and integration related costs.

“These acquisitions will be complementary to Teleflex’s current anesthesia and respiratory businesses, creating a stronger, more diversified business segment with more than $530 million in combined annual sales,” said Benson Smith, Chairman, President and CEO. “The addition of these businesses significantly strengthens and expands our global anesthesia product portfolio, providing opportunities with respect to key clinical U.S. and international call points, while also further strengthening our GPO relationships.”

The transactions are expected to be completed during the fourth quarter of 2012.
Brown Brothers Harriman & Co. is acting as financial advisor and Simpson Thacher & Bartlett LLP is acting as legal counsel to Teleflex in the transaction.

CONFERENCE CALL AND WEBCAST

Teleflex will hold a conference call to discuss today’s announcement on Tuesday, August 14, 2012 at 9:00 a.m. (ET). The call will be available by dialing 866-356-4281 (U.S./Canada) or 617-597-5395 (International), Passcode: 66442273 and on the Company’s website at www.teleflex.com. An audio replay will be available until August 21, 2012, 11:59 p.m. (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 81812152.

ABOUT TELEFLEX INCORPORATED
Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,200 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to http://www.teleflex.com.

FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected accretive effects of the transactions with respect to Teleflex’s adjusted earnings per share results for 2012 and 2013 and the expected completion date of the acquisitions of LMA, IDL and certain of its affiliates. Actual results could differ materially from those in these forward-looking statements due to, among other things, unexpected expenditures in connection with the effectuation of the acquisitions; costs and length of time required to comply with legal requirements and regulatory approvals applicable to certain aspects of the transactions, unanticipated difficulties in connection with customer reaction to the transactions; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.